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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-A/A
                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        PERSONNEL GROUP OF AMERICA, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           Delaware                001-13956                     56-1930691
----------------------------      ------------              -------------------
(State or Other Jurisdiction      (Commission                (I.R.S. Employer
      of Incorporation)           File Number)              Identification No.)


                      301 South College Street, Suite 3720
                         Charlotte, North Carolina 28202
                    ----------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)

If this form relates to                   If this form relates to the
the registration of a class               registration of a class of
of securities pursuant to Section 12(b)   securities pursuant to Section 12(g)
of the Exchange Act and is effective      of the Exchange Act and is effective
pursuant to General Instruction A.(c),    pursuant to General Instruction A.(d),
check the following box [X]               check the following box [ ]

Securities Act registration statement file number to which this form relates:
____________________ (if applicable).

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                   Name of each exchange
Title of each class                                on which each class
to be so registered                                is to be registered
---------------------                              -----------------------------
Stock Purchase Rights                              New York Stock Exchange, Inc.

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None



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Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         On February 6, 1996, the Board of Directors of Personnel Group of America, Inc. (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), payable to the stockholders of record as of February 27, 1996 (the "Record Date"). Since the Record Date, the Company has issued one Right with each newly issued share of Common Stock. On December 13, 2001, the Board of Directors amended the terms of the Rights. The description and terms of the Rights are set forth in a Rights Agreement, originally dated as of February 6, 1996 (the "Rights Agreement"), as amended by the First Amendment to Rights Agreement dated as of December 13, 2001 (the "First Amendment"), between the Company and First Union National Bank, as Successor Rights Agent (the "Rights Agent").

         The First Amendment revised the definition of "Acquiring Person" to change the triggering percentage from 15% or more to 20% or more of beneficial ownership of the Company's outstanding Common Stock.

         The First Amendment also eliminated a provision that required any redemption of Rights to be approved by a majority of "Continuing Directors," as previously defined in the Rights Agreement.

         The foregoing description is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.  Exhibits.
         --------


Exhibit No.       Description
-----------       -----------
(1)               First Amendment to Rights Agreement, dated as of December 13,
                  2001,  between the Company and First Union National Bank, as
                  Successor Rights Agent.





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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                PERSONNEL GROUP OF AMERICA, INC.



                                                By: /s/ Ken R. Bramlett, Jr.
                                                    ----------------------------
                                                    Ken R. Bramlett, Jr.
                                                    Senior Vice President


Date:    December 26, 2001




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                                  EXHIBIT INDEX


      Exhibit No.          Description
      -----------          -----------

          (1)              First Amendment to Rights Agreement